Exhibit 10.2

CORPORATE AGREEMENT

THIS CORPORATE AGREEMENT (“Agreement”) is entered into as of                     , 2002, by and between CONSTAR INTERNATIONAL INC., a Delaware corporation (“Constar”), and CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“Crown”).

RECITALS

A.  Crown owns all of the issued and outstanding Common Stock of Constar.

B.  Crown and Constar are contemplating that an initial public offering will be made of the capital stock of Constar (the “Initial Public Offering”).

C.  The parties desire to enter into this Agreement to set forth their agreement regarding allocation of liabilities, certain releases from liabilities, indemnification and other matters.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Constar and Crown, for themselves and their successors and assigns, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.  Definitions.

As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Action” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity.

“Actual Recovery” has the meaning ascribed thereto in Section 5.3(d).

“Affiliate” means, with respect to a given Person, any Person controlling, controlled by or under common control with such Person; provided, however, that in no event shall (i) any of the Crown Entities be deemed to be Affiliates of any of the Constar Entities and (ii) any of the Constar Entities be deemed to be Affiliates of any of the Crown Entities.

“Agreement” has the meaning ascribed thereto in the preamble hereto.

“Ancillary Agreements” means the Alsip Lease Agreement, the Benefits Allocation Agreement, the Closures Patent License Agreement, the FABA Supply Agreement, the Newark Component Supply and Lease of Related Assets Agreement, the Non-Competition Agreement, the Patent License Agreement, the Philadelphia Lease Agreement, the License and Royalty Sharing Agreement, the Research and Development Agreement, the Salt Lake City PET Products Supply and Lease of Related Assets Agreement, the Tax Sharing and Indemnification Agreement, the Technical Services Agreement, the Transition Services Agreement, the Voghera PET Preform Supply and Lease of Related Assets Agreement and all other agreements entered into between any Constar Entity and any Crown Entity in connection with the Initial Public Offering.

“Alsip Lease Agreement” means the Alsip Lease Agreement, dated as of             , 2002, between Crown Cork & Seal Technologies Corporation and Constar, Inc.

“Benefits Allocation Agreement” means the Benefits Allocation Agreement, dated as of             , 2002, between Constar and Crown.

“Closures Patent License Agreement” means the Closures Patent License Agreement, dated as of             , 2002, between Crown Cork & Seal Technologies Corporation and Constar International UK Limited.

“Common Advisors” has the meaning ascribed thereto in Section 2.1(a).

“Confidential Information” has the meaning ascribed thereto in Section 3.1(a).

“Constar” has the meaning ascribed thereto in the preamble hereto.

“Constar Board” means the Board of Directors of Constar.

“Constar Bylaws” means the bylaws of Constar, as amended.

“Constar Charter” means the certificate of incorporation of Constar, as amended.

“Constar Entities” means (i) Constar, (ii) Constar, Inc., (iii) Constar International UK Limited, (iv) Constar International Holland (Plastics) B.V., (v) Constar Plastics of Italy S.R.L., (vi) Constar Plastics, LLC, (vii) Constar Ambalaj Sanayi Ve Ticaret A.S., (viii) DT, Inc., (ix) BFF Inc., (x) any Constar Equity-Interest Entities and (xi) entities which become Affiliates of Constar after the completion of the Initial Public Offering, other than solely by becoming Affiliates of Crown; and “Constar Entity” means any of the Constar Entities. “Constar Entities” shall not include Crown.

“Constar Entity Liabilities” means all Liabilities, whether arising before, at or after the Initial Public Offering Date, (i) of or in any way relating, in whole or in part, to any Constar Entity, including, without limitation, all Liabilities relating, in whole or in part, to any asset owned by a Constar Entity as of the Initial Public Offering Date after giving effect to the transactions contemplated by the Registration Statement (whether such asset was transferred to the Constar Entity by any Crown Entity or otherwise acquired by the Constar Entity) or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the past, present or future businesses and operations of the Constar Entities or the ownership or use of assets or property in connection therewith; provided, that liabilities retained by Crown pursuant to the Benefits Allocation Agreement shall be deemed to be Crown Entity Liabilities and not Constar Entity Liabilities.

“Constar Equity Interest Entity” means any Person in which Constar has an equity interest but which is not a Subsidiary of Constar.

“Constar Indemnitee” has the meaning ascribed thereto in Section 5.2.

“Control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct the vote of a majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Controlled Affiliate” means, with respect to any Person, one or more of such Person’s Affiliates that is directly or indirectly controlled by such Person.

“Corporate Opportunity” means an investment or business opportunity or prospective economic or competitive advantage in which Constar or any Constar Entity or other Person in which Constar has an equity interest could have an interest or expectancy.

“Crown” has the meaning ascribed thereto in the preamble hereto.

“Crown Entities” means Crown and Affiliates of Crown (other than Affiliates that constitute Constar Entities); and “Crown Entity” means any of the Crown Entities.

“Crown Entity Liabilities” means all Liabilities, whether arising before, at or after the Initial Public Offering Date, (i) of or in any way relating, in whole or in part, to any Crown Entity, including, without limitation, all Liabilities relating, in whole or in part, to any asset owned by a Crown Entity as of the Initial Public Offering Date after giving effect to the transactions contemplated by the Registration Statement (whether such asset was transferred to the Crown Entity by any Constar Entity or otherwise acquired by the Crown Entity) or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the past, present or future businesses and operations of the Crown Entities or the ownership or use of assets or property in connection therewith; provided, that (x) in no event shall any Constar Entity Liability be deemed to be a Crown Entity Liability and (y) liabilities assumed by any Constar Entity pursuant to the Benefits Allocation Agreement shall be deemed to be Constar Entity Liabilities and not Crown Entity Liabilities.

“Crown Indemnitee” has the meaning ascribed thereto in Section 5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“FABA Supply Agreement” means the FABA Supply Agreement, dated as of             , 2002, between FABA Sirma S.p.A. and Constar Plastics of Italy S.R.L.

“Final Prospectus” has the meaning ascribed thereto in Section 5.1(c).

“Finally Determined” means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“Group” shall mean, the Constar Entities, in the case of Constar, and the Crown Entities, in the case of Crown.

“Governmental Entity” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, without limitation, any central bank or taxing authority) or instrumentality (including, without limitation, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” has the meaning ascribed thereto in Section 5.4.

“Indemnifying Party” has the meaning ascribed thereto in Section 5.4.

“Information” has the meaning ascribed thereto in Section 3.2(a).

“Initial Public Offering” has the meaning ascribed thereto in the recitals to this Agreement.

“Initial Public Offering Date” means the date of completion of the initial sale of Common Stock in the Initial Public Offering.

“Liabilities” means any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, without limitation, all costs and expenses relating thereto (including, without limitation, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

“License and Royalty Sharing Agreement” means the License and Royalty Sharing Agreement, dated as of             , 2002 between Constar and Crown Cork & Seal Technologies Corporation.

“Newark Component Supply and Lease of Related Assets” means the Newark Component Supply and Lease of Related Assets Agreement, dated as of             , 2002, between Crown Cork & Seal Company (USA) Inc. and Constar, Inc.

“Non-Competition Agreement” means the Non-Competition Agreement, dated as of             , 2002, between Constar and Crown.

“Patent License Agreement” means the Patent License Agreement, dated as of             , 2002, between Crown and Constar.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

“Philadelphia Lease Agreement” means the Philadelphia Lease Agreement, dated as of             , 2002, between Crown and Constar, Inc.

“Privilege” has the meaning ascribed thereto in Section 2.3(a).

“Privileged Information” has the meaning ascribed thereto in Section 2.3(a).

“Registration Statement” has the meaning ascribed thereto in Section 5.1(c).

“Representative” means, with respect to any Person, each of such Person’s directors, officers, employees, representatives, attorneys, accountants, advisors and agents and each of the heirs, executors and assigns of any of the foregoing.

“Research and Development Agreement” means the Research and Development Agreement, dated as of             , 2002, between Crown Cork & Seal Technologies Corporation, CarnaudMetalbox plc and Constar.

“Salt Lake City PET Products Supply and Lease of Related Assets Agreement” means the Salt Lake City PET Products Supply and Lease of Related Assets Agreement, dated as of             , 2002, between Crown Cork & Seal Company (USA) Inc. and Constar, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Subsidiary” means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which the power to direct the vote of the majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) is held or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. “Subsidiary,” when used with respect to Crown or Constar, shall also include any other entity affiliated with Crown or Constar, as the case may be, that Crown and Constar may hereafter agree in writing shall be treated as a “Subsidiary” for the purposes of this Agreement.

“Tax Sharing and Indemnification Agreement” means the Tax Sharing and Indemnification Agreement, dated as of             , 2002, between Constar and Crown.

“Technical Services Agreement” means the Technical Services Agreement, dated as of             , 2002, between Constar and Crown.

“Third-Party Claim” has the meaning ascribed thereto in Section 5.5.

“Transition Services Agreement” means the Transition Services Agreement, dated as of             , 2002, between Constar and Crown.

“Voghera PET Preform Supply and Lease of Related Assets Agreement” means the Voghera PET Preform Supply and Lease of Related Assets Agreement, dated as of             , 2002, between Crown Cork Italy S.p.A and Constar Plastics of Italy S.R.L.

1.2.  Internal References.    Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II

MUTUAL RELEASES; PRIVILEGE MATTERS

2.1.  Release of Pre-Initial Public Offering Claims.    (a)  Except as provided in Section 2.1(c), Constar does hereby, for itself and its successors and assigns, and shall cause each member of its Group over which it has legal or effective direct or indirect control to, for itself and its respective successors and assigns, (i) remise, release and forever discharge the Crown Entities, their respective Affiliates, successors and assigns, and each of their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever (including, without limitation, any Liabilities arising out of the acknowledgments and agreements set forth in Section 2.2), whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Initial Public Offering Date, including in connection with the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Initial Public Offering (including, without limitation, the entering into of this Agreement and the Ancillary Agreements) and (ii) acknowledge and agree with Crown that both parties (or the applicable member or members of either of their respective Groups, as the case may be) were represented by, or consulted with, common consultants, advisors, accountants, attorneys and representatives in connection with the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Initial Public Offering (including, without limitation, the entering into of this Agreement and the Ancillary Agreements)(“Common Advisors”).

(b)  Except as provided in Section 2.1(c), Crown does hereby, for itself and its successors and assigns, and shall cause each member of its Group over which it has legal or effective direct or indirect control to, for itself and its respective successors and assigns, (i) remise, release and forever discharge the Constar Entities, their respective Affiliates, successors and assigns, and each of their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever (including, without limitation, any Liabilities arising out of the acknowledgments and agreements set forth in Section 2.2), whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Initial Public Offering Date, including in connection with the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Initial Public Offering (including, without limitation, the entering into of this Agreement and the Ancillary Agreements) and (ii) acknowledge and agree with Constar that both parties (or the applicable member or members of either of their respective Groups, as the case may be) were represented by, or consulted with, Common Advisors in connection with the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Initial Public Offering (including, without limitation, the entering into of this Agreement and the Ancillary Agreements).

(c)  Nothing contained in Section 2.1(a) or (b) shall impair any right of any Person to enforce this Agreement or the Ancillary Agreements, or any agreements, arrangements, commitments or understandings that by their terms continue beyond the Initial Public Offering Date, in each case in accordance with its terms. Without limiting the foregoing, nothing contained in Section 2.1(a) or (b) shall release any Constar Entity from any Constar Entity Liability, any Crown Entity from any Crown Entity Liability, or any Person from:

(i)  any Liability that the parties or any member of their respective Groups may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of Article III, or, if applicable, by the appropriate provisions of the Ancillary Agreements;

(ii)  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of either Group under, this Agreement or any Ancillary Agreement;

(iii)  any Liability for the sale, lease, construction or receipt of goods, property or services in the ordinary course of business by any Crown Entity from any Constar Entity, on the one hand, or by any Constar Entity from any Crown Entity, on the other hand, prior to the Initial Public Offering Date, or any refunds or other payments due in respect thereof; or

(iv)  any Liability the release of which would result in the release of any Person other than a Person specifically released pursuant to this Section 2.1.

(d)  Constar shall not make, and shall not permit any other Constar Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Crown Entity, or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). Crown shall not, and shall not permit any other Crown Entity, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Constar Entity, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

(e)  It is the intent of each of Crown and Constar by virtue of the provisions of this Section 2.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Initial Public Offering Date, between or among any Constar Entity, on the one hand, and any Crown Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Initial Public Offering Date), except as expressly set forth in Section 2.1(c). At any time, at the request and expense of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

2.2.  Agreements Not at Arm’s Length; Waiver of Conflicts Regarding Common Advisors.    Each of the parties hereto does hereby, for itself and its respective successors and assigns, and shall cause the members of its Group over which it has legal or effective direct or indirect control to, for itself and its respective successors and assigns, (i) acknowledge and agree (a) that this Agreement and the Ancillary Agreements have been made in the context of a parent-subsidiary relationship and have been negotiated in the overall context of the Initial Public Offering, (b) that this Agreement and the Ancillary Agreements are not on arm’s length terms and are not representative of the terms that either party or any member of its Group might have reached with unaffiliated third parties or of the terms of future agreements that either party or any member of its Group may enter into with unaffiliated third parties and (c) not to seek (x) to disqualify any Common Advisor because of any common representation, including, without limitation, the common representations described in Sections 2.1(a)-(b), or (y) at any time assert any conflict on interest with respect thereto, and (ii) forever remise, release and forever discharge all claims against all Common Advisors, and their respective heirs, executors, administrators, successors and assigns, arising from the commonality of such representations described in Sections 2.1(a)-(b) or any conflicts arising therefrom.

2.3.  Privilege Matters.    (a)  Each of the parties hereto shall, and shall cause the members of its Group over which it has legal or effective direct or indirect control to, use its reasonable efforts to maintain, preserve, protect and assert all privileges including, without limitation, all privileges arising under or relating to the attorney-client relationship (including without limitation the attorney-client and attorney work product privileges) that relate directly or indirectly to any member of the other Group for any period prior to the Initial Public Offering Date (“Privilege” or “Privileges”). Each of the parties hereto shall use its reasonable efforts not to waive, or permit any member of its Group over which it has legal or effective direct or indirect control to waive, any such Privilege that could be asserted under applicable law without the prior written consent of the other party. With respect to each party, the rights and obligations created by this Section 2.3 shall apply to all information as to which a member of any Group did assert or, but for the Initial Public Offering, would have been entitled to assert the protections of a Privilege (“Privileged Information”) including, without limitation, any and all information that either:

(i)  was generated or received prior to the Initial Public Offering Date but which, after the Initial Public Offering, is in the possession of a member of another Group; or

(ii)  is generated or received after the Initial Public Offering Date but refers to or relates to Privileged Information that was generated or received prior to the Initial Public Offering Date.

(b)  Upon receipt by a party or any member of its Group of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, or if a party or any member of its Group obtains knowledge that any current or former employee of such party or any member of its Group has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other parties of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 2.3 or otherwise to prevent the production or disclosure of Privileged Information. No party will, or will permit any member of its Group over which it has direct or indirect legal or effective control to, produce or disclose any information arguably covered by a Privilege under this Section 2.3 unless:

(i)  the other party has provided its express written consent to such production or disclosure; or

(ii)  a court of competent jurisdiction has entered an order which is not then appealable or a final, nonappealable order finding that the information is not entitled to protection under any applicable privilege.

ARTICLE III

CERTAIN COVENANTS AND AGREEMENTS

3.1.  Confidentiality; Disclosures.

(a)  Confidentiality.    Each party agrees, and will cause the members of its Group over which it has legal or effective direct or indirect control to, maintain (i) all information, whether in written, oral, electronic or other form, necessary for or utilized or received pursuant to any terms of this Agreement, as the case may be, including, without limitation, Information, know-how, material, manufacturing, tooling and equipment specifications and other information necessary to carry out the terms of this Agreement, as the case may be (the “Confidential Information”), as secret and confidential and (ii) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. Each party will, and will cause the members of its Group over which it has legal or effective direct or indirect control to, use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

(b)  Disclosure to Governmental Agency.    Notwithstanding the foregoing, each party and each member of each party’s Group shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

(c)  Ownership of Information.    All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it.

(d)  Return of Confidential Information.    Upon the written request of a party or a member of a party’s Group which has disclosed information covered by this Section 3.1 in written, printed or other tangible form, all such readily available information, all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party or the member of a party’s Group which disclosed such information.

3.2.  Access to Information.    (a)(i)  Constar shall afford to Crown and its authorized Representatives reasonable access and duplicating rights (with copying costs to be borne by Crown) during normal business hours to all books and records and documents, communications, items and matters (collectively, “Information”) within the knowledge, possession or control of Constar or any Constar Entity relating to their respective businesses insofar as such access is reasonably required by Crown or any Crown Entity, as the case may be (and Constar shall use reasonable efforts to cause Persons or firms possessing relevant Information to give similar access).

(b)  Crown shall afford to Constar and its authorized accountants, counsel and other designated Representatives reasonable access and duplicating rights (with copying costs to be borne by Constar) during normal business hours to all Information within the knowledge, possession or control of Crown or any Crown Entity; provided, that such Information relates to Constar’s operations prior to the Initial Public Offering Date, insofar as such access is reasonably required by Constar or any Constar Entity, as the case may be, for the purpose of operating their respective businesses (and Constar shall use reasonable efforts to cause Persons or firms possessing relevant Information to give similar access). Crown shall also afford to Constar reasonable access and duplicating rights (with copying costs to be borne by Constar) during normal business hours to all World Class Performance documents or materials used by Constar prior to the Initial Public Offering Date, and Constar shall have the right to use and to disseminate such World Class Performance documents or materials (including by electronic means) to its employees solely for Constar’s internal corporate purposes.

3.3.  Financial Reporting.    Until further notice from Crown, Constar shall cooperate fully, and request Constar’s outside advisors to cooperate fully, with Crown in connection with any of Crown’s regulatory filings and disclosures, including by providing Crown with such Information as Crown may require in connection with its filings under the Securities Act and the Exchange Act no later than five full business days in advance of any SEC filing date applicable to Crown; provided, that the fees of such outside advisors with respect to such cooperation will be paid by Crown. Notwithstanding the provisions of Sections 2.3 or 3.1, Crown may incorporate the Information that Constar provides to it in accordance with this Section 3.3 in Crown’s financial statements, and may disclose such Information in any of Crown’s disclosures under the Securities Act or Exchange Act.

3.4.  Prohibition on Trading.    Crown will not trade in Constar’s securities based on any material non-public information that it obtains from Constar under Section 3.2 or 3.3.

3.5.  Restrictions on Amendment of Certain Charter Provisions.    (a)  So long as any director, officer or employee of Crown is a director of the Constar Board, Constar shall not amend or repeal Article 9, Article 10 or Article 11 of the Constar Charter or adopt any provision in the Constar Charter that is inconsistent with Article 9, Article 10 or Article 11 of the Constar Charter if such amendment or repeal or adoption of any provisions inconsistent therewith would adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal or adoption of any provision inconsistent therewith.

(b)  So long as any director, officer or employee of Crown is a director of the Constar Board, Constar shall not amend or repeal Article 11 of the Constar Charter or adopt any provision in the Constar Charter that is inconsistent with Article 11 of the Constar Charter without the prior written consent of Crown.

ARTICLE IV

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

4.1.  Corporate Opportunities.    (a)  If any Crown Entity or any director or officer of Constar who is also a director, officer or employee of any Crown Entity acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, Constar shall have no interest in, and no expectation that, such Corporate Opportunity be offered to it, any such interest or expectation being hereby renounced by Constar so that any such Crown Entity (or any other Crown Entity) and any such individuals (i) shall (A) have no duty to communicate or present such Corporate Opportunity to Constar and (B) have the right to hold any such Corporate Opportunity for any Crown Entity’s (and any Crown Entity’s officers’, directors’, agents’, stockholders’, members’, partners’, Affiliates’ or Subsidiaries’) own account and benefit or to recommend, assign or otherwise transfer or deal in such Corporate Opportunity to Persons other than Constar or any Affiliate of Constar and (ii) cannot be, and shall not be, liable to Constar or its stockholders for breach of any fiduciary duty as an officer or director of Constar or otherwise by reason of the fact that any Crown Entity or any such individual pursues or acquires such Corporate Opportunity for any Crown Entity, directs, sells, assigns or otherwise transfers or deals in such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to Constar.

(b)(i)  Constar will cause each Subsidiary of Constar (x) to amend, promptly after the date of this Agreement, its organizational documentation so as to include, to the extent permissible under applicable law, provisions analogous to Article 11 of the Constar Charter, and (y) to refrain from amending, altering or repealing any such provision of its organizational documents without the prior written consent of Crown.

(ii)  Constar will use reasonable efforts to cause each Constar Equity-Interest Entity to amend, promptly after Crown’s exercise of such rights, its organizational documentation so as to include, to the extent permissible under applicable law, provisions analogous to Article 11 of the Constar Charter, and (y) to refrain from amending, altering or repealing any such provision of its organizational documents without the prior written consent of Crown.

ARTICLE V

INDEMNIFICATION

5.1.  Constar Indemnification of the Crown Entities for Certain Liabilities.

(a)  Subject to Section 5.3, Constar shall indemnify and hold harmless each Crown Entity and its Affiliates and each of their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives (each, a “Crown Indemnitee”) from and against any and all Liabilities incurred or suffered by any Crown Indemnitee arising out of (i) any and all Constar Entity Liabilities, (ii) the breach by any Constar Entity of any obligation under this Agreement, and (iii) any claim by any Constar Subsidiary or Constar Equity-Interest Entity that any Crown Indemnitee breached any fiduciary duty (or similar concept) as a stockholder, officer or director of such entity or otherwise by reason of the fact that any Crown Indemnitee pursued or acquired a Corporate Opportunity for any Crown Entity, directed, sold, assigned or otherwise transferred or dealt in such Corporate Opportunity to another Person, or did not communicate information regarding such Corporate Opportunity to such entity.

(b)  Subject to Section 5.3, Constar shall indemnify and hold harmless each Crown Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any Crown Entity pursuant to the Securities Act or the Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that any Constar Entity furnishes in writing or fails to furnish to any Crown Indemnitee for inclusion in any document filed by any Crown Entity with the SEC, if that statement or omission was made or occurred after the Initial Public Offering Date.

(c)  Subject to Section 5.3, Constar shall indemnify and hold harmless each Crown Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in Constar’s registration statement on Form S-1 (Reg. No. 333-88878), as amended from time to time (the “Registration Statement”) or in any prospectus related thereto filed under Rule 424 of the Securities Act (the “Final Prospectus”), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.2.  Crown Indemnification of Constar Entities.    Subject to Section 5.3, Crown shall indemnify and hold harmless each Constar Entity and its Affiliates and each of their respective directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives (each, a “Constar Indemnitee”) from and against any and all Liabilities incurred or suffered by any Constar Indemnitee arising out of (i) any and all Crown Entity Liabilities and (ii) the breach by any Crown Entity of any obligation under this Agreement; provided, however, that Crown shall not have any obligation to indemnify or hold harmless any Constar Indemnitee, and Crown shall have no Liability to any Constar Indemnitee, with respect to any Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Final Prospectus, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.3.  Limitations.

(a)  Any indemnification pursuant to Section 5.1 or Section 5.2 shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section 5.1 or Section 5.2, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Section 5.1 or Section 5.2.

(b)  Section 5.1 and Section 5.2 above do not apply to the extent that the parties or any of their respective Groups have any written agreement that limits liability of one to the other or otherwise provides for any separate indemnity.

(c)  Notwithstanding Section 5.1 and Section 5.2, neither party shall be liable for any special, indirect, incidental or consequential damages relating to claims of the other party or any third party.

(d)  The amount that any Indemnifying Party is or may be required to pay any Indemnified Party hereunder shall be reduced (retroactively or prospectively) by any insurance proceeds, settlement recoveries or other amounts actually recovered by or on behalf of such Indemnified Party in respect of any indemnification pursuant to Section 5.1 or 5.2, as the case may be (an “Actual Recovery”). If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of any indemnification pursuant to Section 5.1 or 5.2, as the case may be, and shall subsequently receive an Actual Recovery, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such Actual Recovery up to the aggregate payments made by such Indemnifying Party pursuant to this Agreement in respect of such indemnification pursuant to Section 5.1 or 5.2, as the case may be.

5.4.  Notice and Payment of Claims.    If any Crown Indemnitee or Constar Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party

(the “Indemnifying Party”) under Article IV of this Agreement (other than in connection with any Action subject to Section 5.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

5.5.  Notice and Defense of Third-Party Claims.    Promptly after the earlier of receipt of (i) notice that a third party has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article IV of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 5.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 5.5; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party’s sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified

Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged its obligation to indemnify the Indemnified Party, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

5.6.  Contribution.

If for any reason the indemnification provided for in Sections 5.1 or 5.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the Crown Entity or Constar Entity to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

ARTICLE VI

TERM

6.1.  Effectiveness.    The terms of this Agreement shall not become effective until the Initial Public Offering Date.

6.2.  Termination of the Agreement.    This Agreement shall remain in effect indefinitely.

ARTICLE VII

MISCELLANEOUS

7.1.  Subsidiaries.    Crown agrees and acknowledges that Crown shall be responsible for the performance by each Crown Entity of the obligations hereunder applicable to such Crown Entity. Constar agrees and acknowledges that Constar shall be responsible for the performance by each Constar Entity of the obligations hereunder applicable to such Constar Entity.

7.2.  Amendment and Modification.    This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

7.3.  Severability.    If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

7.4.  Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

(a)	if to Constar, to:

One Crown Way
Philadelphia, PA 19154-4599
Attention: Michael J. Hoffman
Facsimile: (215) 552-3715

(b)	if to Crown, to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

7.5.  Further Assurances.    Crown and Constar shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

7.6.  Counterparts.    This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.7.  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.8.  Consent to Jurisdiction.    Crown and Constar hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HEREBY CERTIFY THAT NEITHER PARTY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER THE PARTIES HEREBY ACKNOWLEDGE THAT BOTH PARTIES RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

7.9.  Entire Agreement.    This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

7.10.  Successors/No Third Party Beneficiaries.    Except as specifically provided in this Agreement, the parties hereto may not assign any of their rights or obligations under this Agreement; provided, that Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under it senior secured credit facility and all renewals, refundings, refinancings and replacements thereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this

Agreement, except that (x) those Persons referenced as being released pursuant to Sections 2.1 or 2.2, those Persons referenced as being indemnified pursuant to Sections 5.1 or 5.2 and those Common Advisors referred to in Section 2.2 are hereby acknowledged and agreed to be third party beneficiaries of this Agreement with rights to enforce this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. Except for those Persons referenced as being released pursuant to Sections 2.1 or 2.2, those Persons referenced as being indemnified pursuant to Sections 5.1 or 5.2 and those Common Advisors referred to in Section 2.2, this Agreement shall not provide third parties other than Constar Entities and Crown Entities with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

7.11.  No Right of Setoff.    Constar and Crown shall waive all rights of setoff and recoupment either may have against the other or any of the other’s Affiliates with respect to all amounts which may be owed from time to time pursuant to this Agreement.

7.12.  Survival.    In the event that Constar ceases to be a publicly traded company or becomes a Subsidiary of a publicly traded Company (other than Crown), all of the rights of Crown set forth in this Agreement shall continue in full force and effect and shall apply to any publicly traded company that, directly or indirectly, through one or more intermediaries Controls Constar. Constar agrees that, without the prior written consent of Crown, it will not enter into any agreement or arrangement which will have the effect set forth in the first clause of the preceding sentence, unless such publicly traded company agrees to be bound by the foregoing provision.

7.13.  Section Headings; Interpretive Issues.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Crown and Constar have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Crown and Constar and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.14.  Pronouns.    Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:

Name:
Title:

CROWN CORK & SEAL COMPANY, INC.

By:

Name:
Title:

By:

Name:
Title: